Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to:

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the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Coca-Cola Enterprises, Inc. dated November 3, 2010 for the registration of Debt Securities, Debt Warrants and Currency Warrants, and

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the incorporation by reference therein of our report dated May 25, 2010 (except Note 15, as to which the date is November 3, 2010), with respect to the combined financial statements of International CCE Inc. (subsequently renamed and herein after referred to as Coca-Cola Enterprises, Inc.) as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2010.

Atlanta, Georgia

November 3, 2010